UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: August 16, 2006

(Date of earliest event reported: August 15, 2006)

ENBRIDGE ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-10934	39-1715850
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

1100 Louisiana, Suite 3300	77002
Houston, TX	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code:  (713) 821-2000

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01—Entry into a Material Definitive Agreement.

Amendment to Partnership Agreement

On August 15, 2006, in connection with the issuance of the Class C Units described in Item 3.02 of this current report, Enbridge Energy Partners, L.P. (the “Partnership”) amended and restated its partnership agreement to create the Class C Units representing limited partner interests in the Partnership (“Class C Units”) and fix the preferences and relative rights, powers and duties pertaining to the Class C Units.

Registration Rights Agreement

On August 15, 2006, the Partnership entered into a Registration Rights Agreement with CDP Infrastructures Fund G.P. (“CDP”), a subsidiary of Caisse de dépôt et placement du Québec, relating to the resale of the Class C Units and any Class A Common Units issued upon the conversion of the Class C Units issued in connection with the private placement described in Item 3.02 of this current report.  Pursuant to the Registration Rights Agreement, the Partnership has agreed to file a shelf registration statement upon the request of CDP registering the underlying Class A Common Units following the conversion of the Class C Units or registering the Class C Units if they have not converted by August 15, 2011.  This registration right is only available if such securities are not eligible for resale pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the “Securities Act”).

The descriptions of the Fourth Amended and Restated Agreement of Limited Partnership and the Registration Rights Agreement above do not purport to be complete and are qualified in their entirety by reference to the complete texts of the Fourth Amended and Restated Agreement of Limited Partnership and Registration Rights Agreement, copies of which are filed as exhibits to this current report and are incorporated herein by reference.

Item 3.02—Unregistered Sale of Equity Securities.

On August 15, 2006, the Partnership issued and sold 5.4 million Class C Units to Enbridge Energy Company, Inc. (“EECI”) and 5.4 million Class C Units to CDP at a purchase price of $46.00 per Class C Unit.  Class C Units were issued and sold by the Partnership in a private transaction exempt from registration under Section 4(2) of the Securities Act.  Net proceeds to the Partnership, including expenses associated with the private placement, were approximately $500 million.  In addition, EECI will contribute approximately $10 million to the Partnership to maintain its 2.0 percent general partner interest.  The Partnership intends to use the net proceeds from the sale to finance a portion of its capital expansion program, including the East Texas and Southern Access expansion projects.  This financing may include the repayment of commercial paper borrowings previously incurred in connection with the capital expansion program.  A portion of these proceeds may be invested in short-term investment grade securities.

Until August 15, 2009, the holders of Class C Units will receive quarterly distributions of additional Class C Units with a value equal to the quarterly cash distributions paid to the holders of Class A Common Units.  The value of the additional Class C Units will be based on the market value of the Class A Common Units.   After August 15, 2009, the holders of Class C Units will receive quarterly cash distributions equal to those paid to the holders of Class A Common Units.  After August 15, 2009, the Class C Units will convert into Class A Common Units on a one-for-one basis upon the receipt of approval of the holders of outstanding units in accordance with the then-existing requirements of the principal national securities exchange on which the Class A Common Units are listed.  If approval is not obtained, the holders of Class C Units will receive quarterly cash distributions equal to 115 percent of those paid to the holders of Class A Common Units.  Prior to conversion, holders of Class C Units will not be entitled to receive any quarterly cash distribution until the holders of Class A Common Units have received a quarterly cash distribution of $0.59 per Class A Common Unit.

Item 3.03—Material Modification to Rights of Security Holders.

On August 15, 2006, the Partnership entered into a Registration Rights Agreement with CDP relating to the registered resale of the Class C Units and any Class A Common Units issued upon conversion of the Class C Units. For additional information about the Registration Rights Agreement, see Item 1.01 of this current report.

Item 5.03—Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 15, 2006, in connection with the transactions described in Items 1.01 and 3.02 above, the Partnership amended and restated its partnership agreement.  For additional information about the Fourth Amended and Restated Agreement of Limited Partnership, see Item 1.01 of this current report. The Fourth Amended and Restated Agreement of Limited Partnership is filed as an exhibit to this current report and is incorporated herein by reference.

Item 7.01—Regulation FD Disclosure.

On August 15, 2006, the Partnership issued a press release announcing that it had completed the private placement of Class C Units.  A copy of the press release is furnished as an exhibit to this current report. In accordance with General Instruction B.2. of Form 8-K, the information set forth in this Item 7.01 and in the attached Exhibit 99.1 are deemed to be furnished and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01 — Financial Statements and Exhibits.

(d)               Exhibits.

Exhibit No.	Description
3.1	Fourth Amended and Restated Agreement of Limited Partnership of Enbridge Energy Partners, L.P., dated August 15, 2006
4.1	Registration Rights Agreement, dated August 15, 2006, by and between Enbridge Energy Partners, L.P. and CDP Infrastructures Fund G.P.
99.1	Press Release issued August 15, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENBRIDGE ENERGY PARTNERS, L.P.
(Registrant)

By: Enbridge Energy Management, L.L.C.
as delegate of Enbridge Energy Company, Inc., its General Partner

Date: August 16, 2006	By:	/S/ MARK A. MAKI
Mark A Maki
Vice President—Finance
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
3.1	Fourth Amended and Restated Agreement of Limited Partnership of Enbridge Energy Partners, L.P., dated August 15, 2006
4.1	Registration Rights Agreement, dated August 15, 2006, by and between Enbridge Energy Partners, L.P. and CDP Infrastructures Fund G.P.
99.1	Press Release issued August 15, 2006